Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
SAFRAN SA,
LASER ACQUISITION SUB INC.
and
L-1 IDENTITY SOLUTIONS, INC.
September 19, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2010 (this “Agreement”), by and among L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), Safran SA, a French société anonyme (“Parent”), and Laser Acquisition Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).
     WHEREAS, the respective Boards of Directors of the Company and Merger Sub have unanimously approved this Agreement and resolved that the transactions contemplated by this Agreement (including the consummation of the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“DGCL”)), are advisable and in the best interests of their respective stockholders;
     WHEREAS, the Board of Directors of Parent has approved this Agreement and authorized the consummation of the transactions contemplated by this Agreement;
     WHEREAS, the Board of Directors of the Company unanimously resolved to recommend that its stockholders approve the Merger and this Agreement and the transactions contemplated by this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that Robert V. LaPenta and Aston Capital Partners L.P. (the “Principal Stockholders”) each enter into a Voting and Support Agreement, dated as of the date hereof (the “Support Agreement”), simultaneously herewith, pursuant to which, among other things, the Principal Stockholders have agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement, and in order to induce Parent and Merger Sub to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Support Agreement by the Principal Stockholders; and
     WHEREAS, concurrently with the execution of this Agreement, the Company and BAE Systems Information Solutions Inc., a Virginia corporation (“Intel Buyer”), are entering into a Purchase Agreement, dated as of the date of this Agreement (together with all annexes and exhibits thereto, the “Intel Purchase Agreement”), a copy of which is attached as Exhibit A to this Agreement, pursuant to which, at the Intel Closing, which is expected to occur prior to the Closing, Intel Buyer will, upon the terms and subject to the conditions set forth in the Intel Purchase Agreement, acquire from L-1 Identity Solutions Operating Company, a Delaware corporation and a wholly owned Subsidiary of the Company, and the Company will cause to be sold to Intel Buyer (the “Intel Transaction”), all of the issued and outstanding shares of capital stock or membership interests (as applicable) of each of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc. (the “Transferred Intel Companies”), which entities, together with Patriot, LLC (“Patriot” and, collectively with the Transferred Intel Companies, the “Intel Companies”) comprise the Intel Business of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “6.9(a)(1) Contract” has the meaning set forth in Section 6.9(a).
     “Acquisition Proposal” means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole.
     “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     “Agreement” has the meaning set forth in the Preamble.
     “Basis Study Firm” has the meaning set forth in Section 6.20.
     “Benefit Plans” has the meaning set forth in Section 4.9(a).
     “Book-Entry Shares” has the meaning set forth in Section 3.1(d).
     “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Paris, France are authorized or required by Law to be closed.
     “Certificate of Merger” has the meaning set forth in Section 2.2(a).
     “Certificates” has the meaning set forth in Section 3.1(d).
     “CFIUS” means the Committee on Foreign Investment in the United States.
     “Change in Recommendation” has the meaning set forth in Section 6.4(c).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.

     “Co-Buyer Disclosure Agreement” means the Co-Buyer Disclosure Agreement, dated as of September 13, 2010, among the Company, BAE Systems, Inc. and Parent.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Preamble.
     “Company Board Recommendation” has the meaning set forth in Section 6.8(c).
     “Company Deferred Stock Unit” has the meaning set forth in Section 3.3(c).
     “Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.
     “Company Financial Advisors” means Goldman, Sachs & Co. and Stone Key.
     “Company Indemnified Parties” means the D&O Indemnified Parties and the current and former employees of the Company and its Subsidiaries (other than the Intel Companies).
     “Company Intellectual Property Rights” means Intellectual Property owned by the Post-Sale Company.
     “Company Leases” has the meaning set forth in Section 4.14(a).
     “Company Material Adverse Effect” means any change, effect, event, development, state of facts, occurrence or circumstance which, individually or in the aggregate with all other changes, effects, events, developments, state of facts, occurrences or circumstances, is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Post-Sale Company, taken as a whole; provided, however, that changes, effects, events, developments, state of facts, occurrences or circumstances to the extent relating to or resulting from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, effect or circumstance in any of the industries or markets in which the Post-Sale Company operates; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) applicable to the Post-Sale Company; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Post-Sale Company conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement, the Intel Purchase Agreement or the Transactions (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith (it being understood and agreed that the facts and circumstances that may have given rise to such suit, action or proceeding that are not otherwise excluded from the determination of a Company Material Adverse Effect by reason of the exclusions to this definition may be taken into account in determining whether there has been a Company Material Adverse Effect); provided that, solely for the purposes of Section 4.3(c)(iii), any contractual consequence (in accordance with the terms of the applicable Contract) of the execution of this Agreement or the consummation of the Transactions shall not be excluded under this proviso); (vi) any action taken as expressly permitted or required by this Agreement or the Intel Purchase Agreement or with the consent or at the direction of Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1); and (vii) any changes in the market price or trading volume of the Shares, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings; provided that this clause (vii) shall not preclude any change, effect, event, development, state of facts, occurrence or circumstance that may have contributed to or caused such failure to the extent not otherwise excluded from the determination of a Company Material Adverse Effect by reason of the exclusions to this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred (except, with respect to clauses (i) — (iv), to the extent the Post-Sale Company is materially disproportionately adversely affected by such changes or events relative to other participants in the industry in which the Post-Sale Company participates, in which case only the materially disproportionate extent of the effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
     “Company Material Contract” has the meaning set forth in Section 4.18(a).
     “Company Option” has the meaning set forth in Section 3.3(a).
     “Company Permits” has the meaning set forth in Section 4.11(a).
     “Company SEC Reports” has the meaning set forth in Section 4.5.
     “Company Special Meeting” has the meaning set forth in Section 6.8(b).
     “Company Stockholder Approval” means the affirmative vote (in person or by proxy), at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, of the holders of a majority of the outstanding Shares in favor of approving this Agreement.
     “Company Termination Fee” has the meaning set forth in Section 8.2(b).
     “Company Warrants” has the meaning set forth in Section 4.2(a).
     “Confidentiality Agreement” means the confidentiality agreement, dated May 19, 2010, between the Company and Parent (as amended or supplemented).
     “Consent” has the meaning set forth in Section 4.4.
     “Consideration Fund” has the meaning set forth in Section 3.2(a).
     “Continuing Employees” has the meaning set forth in Section 6.5(a).

     “Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.
     “Conversion-Eligible Subsidiaries” has the meaning set forth in Section 6.19.
     “Conversion Right” has the meaning set forth in Section 6.16.
     “Convertible Notes” has the meaning set forth in Section 4.2(a).
     “D&O Indemnified Parties” means the current and former directors, officers and members of the boards of managers of the Company and its Subsidiaries (other than the Intel Companies).
     “D&O Insurance” has the meaning set forth in Section 6.7(c).
     “DGCL” has the meaning set forth in the Recitals.
     “Dissenting Shares” has the meaning set forth in Section 3.5.
     “DoD” has the meaning set forth in Section 6.9(c).
     “DSS” has the meaning set forth in Section 4.20.
     “EAR” has the meaning set forth in Section 4.21.
     “Effective Time” has the meaning set forth in Section 2.2(a).
     “Environmental Law” means any Law relating to the protection of human health and safety (as related to the exposure to or handling of Hazardous Materials), the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (as related to the exposure to or handling of Hazardous Materials), as each has been amended and the regulations that have been promulgated pursuant thereto.
     “Equity Plans” has the meaning set forth in Section 3.3(a).
     “ERISA” has the meaning set forth in Section 4.9(a).
     “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
     “ESPP” has the meaning set forth in Section 3.3(g).

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exon-Florio” has the meaning set forth in Section 4.4.
     “Failed Buyer Substitution Notice” has the meaning set forth in Section 8.3(d).
     “Failed Intel Buyer Substitution Right” has the meaning set forth in Section 8.3(d).
     “FAR” has the meaning set forth in Section 4.4.
     “FCL” has the meaning set forth in Section 6.9(a).
     “FCPA” has the meaning set forth in Section 4.11(d).
     “Filings” has the meaning set forth in Section 6.9(a).
     “Financial Statements” has the meaning set forth in Section 4.5.
     “FOCI” means foreign ownership, control or influence.
     “Foreign Plan” has the meaning set forth in Section 4.9(a).
     “GAAP” has the meaning set forth in Section 4.5.
     “Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any of its Subsidiaries and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (b) any prime contractor of any Governmental Entity, or (c) any subcontractor to the Company or any of its Subsidiaries with respect to any Contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
     “Governmental Entity” has the meaning set forth in Section 4.4.
     “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, toxic mold and urea formaldehyde insulation.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Identity Business” means the businesses of the Company and its Subsidiaries, other than the Intel Business.

     “Identity Companies” means the Company and all of its Subsidiaries, other than the Intel Companies.
     “Intel Business” means the business conducted by the Intel Companies as of the Closing Date (as defined in the Intel Purchase Agreement).
     “Intel Buyer” has the meaning set forth in the Recitals.
     “Intel Closing” means the Closing as defined in the Intel Purchase Agreement.
     “Intel Companies” has the meaning set forth in the Recitals.
     “Intel Purchase Agreement” has the meaning set forth in the Recitals.
     “Intel Transaction” has the meaning set forth in the Recitals.
     “Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents, patent applications and patent disclosures, including continuations, divisionals, reissue and reexaminations (“Patents”), (ii) registered and unregistered trademarks, trademark applications, trade names, trade dress, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”), (iii) registered and unregistered copyrights, mask works, works of authorship, moral rights, and copyrights in Software (“Copyrights”), (iv) trade secrets, and proprietary confidential information, data, databases and know-how (whether or not patentable and whether or not reduced to practice) (“Trade Secrets”) and (v) to the extent not included in the foregoing (i) — (iv), all other intellectual property arising from or relating to Technology.
     “International Trade Laws and Regulations” means all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the U.S. Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.
     “Intervening Event” has the meaning set forth in Section 6.4(c).
     “IRS” means the United States Internal Revenue Service.
     “ITAR” has the meaning set forth in Section 4.4.
     “Judgment” means any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination.
     “Knowledge” means the actual knowledge, after reasonable inquiry of the direct reports who would reasonably be expected to be in possession of the knowledge of the type addressed by the applicable representations and warranties that are subject to the applicable “Knowledge” qualifier used in such representation and warranty, of (i) as to the Company, the persons identified in Section 1.1 of the Company Disclosure Schedule, and (ii) as to Parent or Merger Sub, the persons identified in Section 1.1 of the Parent Disclosure Schedule.
     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Judgment, franchise, license, agency requirement or permit of any Governmental Entity.
     “Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” means $12.00 per share, in cash without interest; provided, however, that if the purchase price payable pursuant to a Substitute Intel Agreement as of the Intel Closing is greater than the Purchase Price set forth in the Intel Purchase Agreement as of the date of this Agreement (the amount of any such excess, the “Additional Aggregate Intel Purchase Price”), the Merger Consideration shall be increased by a per share amount in cash determined based on the Additional Aggregate Intel Purchase Price using the same methodology used by the parties in determining the Merger Consideration.
     “Merger Sub” has the meaning set forth in the Preamble.
     “NISPOM” has the meaning set forth in Section 4.4.
     “Note Holder” has the meaning set forth in Section 7.1(e).
     “Notes Indenture” has the meaning set forth in Section 6.16.
     “Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(c).
     “NYSE” means the New York Stock Exchange.

     “Open Source” has the meaning set forth in Section 4.13(h).
     “Option Consideration” has the meaning set forth in Section 3.3(a).
     “Other Facilities” has the meaning set forth in the Section 6.9(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Company” means any direct or indirect wholly owned Subsidiary of Parent, Parent and Merger Sub.
     “Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.
     “Parent Expenses” has the meaning set forth in Section 8.2(d).
     “Parent Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.
     “Parent Termination Fee” means $75,000,000 in cash.
     “Patriot” has the meaning set forth in the Recitals.
     “Paying Agent” has the meaning set forth in Section 3.2(a).
     “Permitted Liens” means (i) Liens for current Taxes not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings (provided, in each case that a reserve has been established for such Taxes in the Company’s Financial Statements in an amount in accordance with GAAP), (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens arising in the ordinary course of business consistent with past practice in respect of amounts that are not yet due or payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) Liens that secure any indebtedness reflected as liabilities in the Financial Statements and (iv) any other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     “PCL” has the meaning set forth in Section 6.9(a).
     “Post-Closing Plans” has the meaning set forth in Section 6.5(a).

     “Post-Sale Company” means the Company and its Subsidiaries, after giving effect to the Intel Transaction (as though such transaction had been consummated in accordance with the Intel Purchase Agreement).
     “Principal Stockholders” has the meaning set forth in the Recitals.
     “Proxy Statement” means the proxy statement filed with the SEC (together with all amendments and supplements thereto) relating to the Merger and this Agreement.
     “Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
     “Representatives” has the meaning set forth in Section 6.3.
     “Restraints” has the meaning set forth in Section 7.1(b).
     “Restricted Stock Award” has the meaning set forth in Section 3.3(b).
     “Sarbanes-Oxley Act” has the meaning set forth in Section 4.5.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.
     “Software” means any and all (i) computer programs, including screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons used therein and any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases and compilations, whether machine readable or otherwise and (iii) all documentation, including user manuals and other training documentation, related to any of the foregoing.
     “Stone Key” has the meaning set forth in Section 4.25.
     “Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions. Notwithstanding the foregoing, with respect to the Company, for purposes of this Agreement, Subsidiaries shall include Patriot.
     “Substitute Determination” has the meaning set forth in Section 8.1(b)(iv).
     “Substitute Intel Agreement” has the meaning set forth in Section 8.3(d).
     “Substitute Intel Buyer” has the meaning set forth in Section 8.3(c).

     “Substitute Intel Transaction” has the meaning set forth in Section 8.3(a).
     “Substitution Exercise Notice” has the meaning set forth in Section 8.3.
     “Superior Proposal” means a bona fide written proposal or offer made by any Person to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of related transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than seventy-five percent (75%) of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of Shares, tender offer, exchange offer or similar transaction, excluding the Intel Business or (ii) all or substantially all of the assets of the Identity Business, obtained after the date hereof and not in breach of this Agreement, which is on terms which the Company’s Board of Directors determines in its good faith judgment, after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account such factors as the Company’s Board of Directors deems appropriate, including any changes to the terms of this Agreement proposed by Parent (which changes may be based on changes to the terms of the Intel Purchase Agreement proposed by Intel Buyer) in response to such offer or otherwise) from a financial point of view and reasonably capable of being completed on the terms proposed (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).
     “Support Agreement” has the meaning set forth in the Recitals.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Tax” means all federal, state, local or municipal (whether domestic or foreign) taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment, withholding taxes or other charges imposed by a Governmental Entity, and including all interest, penalties and additions imposed with respect to such amounts.
     “Tax Return” means all national, federal, state, local or municipal (whether domestic or foreign) tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.
     “Technology” means, collectively, (i) all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, creations and other similar items; (ii) all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the foregoing, in any form or media, whether or not specifically listed herein and (iii) all related technology and documentation used in, incorporated in or embodied in any of the foregoing (i) or (ii), or used or useful in the design, development, reproduction, maintenance, improvement or modification of any of the foregoing (i) or (ii).
     “Termination Date” has the meaning set forth in Section 8.1(b)(i).
     “Third Party” means any Person other than the Company and its Subsidiaries.

     “Total Contract Loss” with respect to any Government Contract for the sale of goods or services by the Company or its Subsidiaries means the amount by which the sum of direct costs of performance and allocations of indirect costs of performance exceed the total revenue (all determined in accordance with GAAP and consistent with the Company’s past practices) under such Contract from inception to the date of this Agreement, or is expected to be greater than the total revenue under such Contract from inception to the Closing Date or through the earlier date of completion of performance under such Contract.
     “Transactions” means, collectively, the transactions contemplated by this Agreement and by the Intel Purchase Agreement.
     “Transferred Company Business” means the businesses and operations of the Transferred Intel Companies.
     “Transferred Intel Companies” has the meaning set forth in the Recitals.
     “Warrant Consideration” has the meaning set forth in Section 3.3(e).
     Section 1.2 Other Definitional Provisions; Interpretation.
          (a) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the phrases “transactions contemplated by this Agreement” or “transactions contemplated hereby” or phrases of similar import, when used in this Agreement, shall not include the transactions contemplated by the Intel Purchase Agreement.
          (b) References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
          (d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
          (e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 19, 2010, unless the context requires otherwise.
          (f) When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Post-Sale Company, taken as a whole.

          (g) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
          (h) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (i) Notwithstanding any other provision in this Agreement, to the extent any covenant or agreement of the Company in this Agreement directly or indirectly requires any action or forbearance by Patriot, then solely with respect to such action or forbearance by Patriot, the Company’s obligations in respect of such covenant or agreement shall be deemed satisfied for all purposes of this Agreement if the Company shall have used its reasonable efforts to cause such action or forbearance.
          (j) Notwithstanding any other provision in this Agreement, the representations and warranties made by the Company in this Agreement with respect to any of the Company and its Subsidiaries (other than the representations contained in Section 4.5 (SEC Reports), Section 4.6 (Internal Controls; Sarbanes-Oxley Act), Section 4.12 (Taxes), Section 4.28 (Transferred Intel Companies) and Section 4.29 (No Other Representations)) shall only apply with respect to the Post-Sale Company, and no representations or warranties are made in respect of the Intel Companies or any of their businesses, assets, liabilities, operations, employees or related matters.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL.
     Section 2.2 Effective Time.
          (a) Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”
          (b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
     Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date.”
     Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation shall be in the form attached hereto as Exhibit B and Exhibit C, respectively, until thereafter amended as provided by Law, and by such certificate of incorporation and bylaws.
     Section 2.5 Directors and Officers of the Surviving Corporation and its Subsidiaries. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. If requested by Parent prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the directors of each of the Company’s Subsidiaries (or certain of the Company’s Subsidiaries as indicated by Parent), in each case other than the Intel Companies, to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at the Effective Time.
ARTICLE III
CONVERSION OF SHARES
     Section 3.1 Conversion of Shares.
          (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without any interest thereon.
          (b) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (c) Each Share held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share held by any Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding, with appropriate adjustment to the number thereof to preserve any such Subsidiary’s percentage ownership in the Company.
          (d) Each Share converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of outstanding Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.
     Section 3.2 Exchange of Certificates Representing Shares.
          (a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Shares immediately prior to the Effective Time (other than holders of Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares) sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding Shares immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c), Shares held by any Subsidiary of the Company and Dissenting Shares). The Consideration Fund shall not be used for any other purposes.
          (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.1(a) (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereof, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition precedent of such exchange that the Person requesting such exchange present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
          (c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Consideration Fund. No investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.
          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.
          (e) Any portion of the Consideration Fund (including any interest from or the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws, only as a general creditor thereof) for, and the Surviving Corporation shall remain liable for, payment of their claim for Merger Consideration in respect thereof (if any).
          (f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).
          (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.
          (h) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          (i) Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Deferred Stock Units, Company Options or Company Warrants such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is or may be reasonably required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.
     Section 3.3 Stock Options and Other Equity-Based Awards; Long Term Cash Awards; Warrants.
          (a) Each option to purchase Shares granted under the Company’s L-1 Identity Solutions, Inc. 2010 Long-Term Incentive Plan, L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan, Viisage Technology, Inc. 2005 Long-Term Incentive Plan, Viisage Technology, Inc. Second Amended and Restated 1996 Management Stock Option Plan, Viisage Technology, Inc. Amended and Restated 1996 Directors Stock Option Plan, 2002 Equity Incentive Plan of Identix Incorporated, Identix Incorporated New Employee Stock Incentive

Plan, Identix Incorporated Nonemployee Directors Stock Option Plan, Identix Incorporated Equity Incentive Plan, Visionics Corporation 1990 Stock Option Plan, Visionics Corporation 1998 Stock Option Plan, Visionics Corporation Stock Incentive Plan, Bioscrypt Inc. Primary Stock Option Plan, ZN Employee Share Option Plan, Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan and Imaging Automation Inc. 1996 Stock Option Plan, each as amended from time to time (collectively, the “Equity Plans”), and options to purchase Shares granted outside a plan (any such option, whether granted under an Equity Plan or otherwise, a “Company Option”) and outstanding immediately prior to the Effective Time, shall, to the extent not then vested and exercisable, become fully vested and exercisable as of immediately prior to the Effective Time. As of the Effective Time, each Company Option then outstanding shall be cancelled, and the holder of each Company Option shall be entitled to receive from the Company, as of the Effective Time and with respect to each Company Option, cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option, multiplied by (ii) the number of Shares covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with payment subject to applicable Tax withholding and paid without interest.
          (b) Restrictions on each restricted stock award granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) shall lapse as of the Effective Time and such Restricted Stock Award shall become fully vested. As of the Effective Time, each Restricted Stock Award shall be treated in the same manner as other Shares under Section 3.1, with payment subject to applicable Tax withholding and paid without interest.
          (c) Each stock unit award relating to a bonus previously earned but deferred by an employee of the Company pursuant to the terms of such employee’s employment agreement with the Company (each, a “Company Deferred Stock Unit”) shall be canceled, and the holder of each such Company Deferred Stock Unit shall be entitled to receive from the Company as of the Effective Time, with respect to each Company Deferred Stock Unit, an amount equal to the Merger Consideration, with payment subject to applicable Tax withholding and paid without interest.
          (d) Each long-term cash award granted in February 2010 concurrently with the Company’s regular annual grant of equity incentive awards shall become fully vested as of the Effective Time. As of the Effective Time, each such long-term cash award shall become payable by the Company, such payment to be made as soon as practicable, and in no event less than ten (10) Business Days following, the Effective Time, with such payment subject to applicable Tax withholding and paid without interest.
          (e) Each Company Warrant outstanding immediately before the Effective Time shall, pursuant to the terms thereof, as of the Effective Time, cease to represent a right to acquire Shares and shall be converted, at the Effective Time, into a right to receive from the Company a payment in cash, on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant, in an amount equal to, with respect to Company Warrants held by a specified holder, (i) the product of (A) the number of Shares subject to the Company Warrants of such holder and (B) the Merger Consideration minus (ii) the product of (A) the number of Shares subject to the Company

Warrants of such holder and (B) the per share exercise price of such Company Warrants immediately prior to the Effective Time (provided, that if the foregoing calculation results in a negative number, the cash payment shall be $0) (the aggregate amount of such cash, the “Warrant Consideration”). All amounts payable in respect of such Company Warrants pursuant to this Section 3.3(e) shall be subject to applicable Tax withholding and paid without interest.
          (f) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all such actions as may be required to effectuate the provisions of this Section 3.3. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation or the Paying Agent all funds necessary to fulfill the obligations under this Section 3.3.
          (g) With respect to the L-1 Identity Solutions, Inc. Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”), (i) no new offering period shall commence after the date of this Agreement; (ii) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on September 30, 2010 and amounts credited to the accounts of participants shall be used to purchase Shares in accordance with the terms of the ESPP; and (iii) such Shares shall be treated as other outstanding Shares in accordance with Section 3.1 of this Agreement.
     Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.
     Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(a) hereof, to the extent that holders of Shares are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such Shares shall not be deemed to be Dissenting Shares. The Company shall promptly provide Parent with notice of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for Dissenting Shares shall be returned to Parent upon demand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (i) the Company SEC Reports (excluding any (A) risk factor disclosures contained under the heading “Risk Factors” (other than any historical information included therein), (B) any disclosure of risks included in any “forward-looking statements” disclaimers and (C) any other statements included in such Company SEC Reports to the extent that such disclosures are predictive or forward-looking in nature) and (ii) the Company Disclosure Schedule (subject to the third sentence of Section 9.4), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization and Good Standing. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except with respect to the Subsidiaries of the Company only where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a copy of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the organizational documents of each of its Subsidiaries listed in Section 4.1 of the Company Disclosure Schedule, in each case, as currently in effect. All such organizational documents of the Company and its Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in material violation of any of their respective provisions.
     Section 4.2 Capitalization; Subsidiaries.
          (a) As of September 17, 2010, the authorized capital stock of the Company consists of (i) 125,000,000 Shares, 93,184,172 of which were issued and outstanding (excluding shares held by the Company as treasury stock) and 5,443,416 of which were reserved for issuance pursuant to the Equity Plans and 124,162 of which were reserved for issuance upon exercise of the Company Warrants, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of the Company, none of which were issued and outstanding. “Company Warrants” refer to the warrants listed in Section 4.2(a) of the Company Disclosure Schedule. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than (i) pursuant to the Equity Plans and the Company Warrants and (ii) the Company’s 3.75% convertible senior notes due 2027 (the “Convertible Notes”), there are no outstanding options, warrants, calls, stock appreciation rights, phantom stock awards, subscriptions, convertible securities, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (or that are convertible into securities having such rights), or other rights, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth a list, as of September 17, 2010, of (A) all Company Options and other outstanding options to purchase Shares issued under Equity Plans or otherwise, the number of Shares subject thereto, the grant dates, exercise or base prices (if applicable), the vested or unvested status thereof and the names of the holders thereof and (B) all Shares or other Share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards under Equity Plans or otherwise, the grant dates, the vested or unvested status thereof, repurchase price (if any) thereof and the names of the holders thereof, which list accurately sets forth the aggregate number of Shares described in the preceding clauses (A) and (B) (except for de minimis errors and omissions) and, with respect to the other information set forth therein, is true and correct in all material respects. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is owned by the Company or another Subsidiary of the Company. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of issued or unissued, as the case may be, capital stock or other equity interest in any Subsidiary of the Company, or securities convertible into or exchangeable for shares of capital stock or other equity interest in any Subsidiary of the Company.
          (b) Section 4.2(b) of the Company Disclosure Schedule lists, as of the date hereof, each of the Subsidiaries of the Company and, for each such Subsidiary, its respective jurisdiction of incorporation or formation. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights (to the extent applicable), and are owned free and clear of all Liens other than Permitted Liens. There are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of any Subsidiary of the Company.
          (c) Except as described in Section 4.2(c) of the Company Disclosure Schedule and other than with respect to the Company’s Subsidiaries and cash management investments in the ordinary course of business, the Company does not own or control, directly or indirectly, any equity interest in any Person, or have any obligation or has made any commitment to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution, advance or otherwise) in any other Person.
          (d) All Company Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Company Option has been extended, amended or repriced since the date of the grant.
     Section 4.3 Authorization; No Conflict.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company (including by its Board of Directors), and except for the Company Stockholder Approval, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement and (iv) resolved to recommend that the Company’s stockholders approve the Merger and this Agreement at the Company Special Meeting.
     (c) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of any payments pursuant to any of the terms, conditions or provisions of any Company Material Contract or Company Permit or (iv) result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not (x) have a Company Material Adverse Effect or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby by the Company will not, require any penalties (other than interest rate period break fees) or make whole payments to be paid by the Company or any of its Subsidiaries with respect to indebtedness for borrowed money of the Company, including the Convertible Notes.
          (d) The Company has made available to Parent complete copies of the minutes (or in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the Board of Directors and each committee of the Board of Directors of the Company, since January 1, 2008 through the date of this Agreement, in each case with redactions with respect to potentially sensitive or other information, as deemed appropriate by the Company, and, in any event, other than such minutes (or portions thereof) that relate to the Transactions or alternative transactions considered by the Board of Directors of the Company or any committee thereof.
     Section 4.4 Governmental Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any supranational, national, federal, state, local or municipal (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (A) a Proxy Statement (if applicable) and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 9.14, (iv) such other items required solely by reason of the participation of Parent (as opposed to any other third-party) in the transactions contemplated hereby, (v) such Consents, registrations, declarations, filings or notices set forth in Section 4.4 of the Company Disclosure Schedule, (vi) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the National Industrial Security Program Operating Manual (“NISPOM”), and (C) the International Traffic in Arms Regulations (“ITAR”), (vii) the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”), and written confirmation by CFIUS of the successful completion of the Exon-Florio review process, (viii) such filings as may be required in connection with the U.S. Federal Acquisition Regulation (“FAR”) and the Defense Federal Acquisition Regulation Supplement, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not (1) have a Company Material Adverse Effect or (2) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     Section 4.5 SEC Reports. The Company has timely filed all forms, documents, proxy statements and reports with the SEC required to be filed by the Company since January 1, 2009 under the Exchange Act and the Securities Act, as the case may be, together with any certificates required pursuant to the Sarbanes-Oxley Act of 2002, as amended

(“Sarbanes-Oxley Act”) (as such reports and statements may have been amended since the date of their filing, the “Company SEC Reports”). As of their respective filing dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is currently required to file any forms, schedules, statements, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The consolidated financial statements (including the related notes) of the Company included in the Company SEC Reports (the “Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and (ii) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 4.6 Internal Controls; Sarbanes-Oxley Act.
          (a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that material information required to be disclosed by the Company’s periodic and current reports under the Exchange Act is communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. The Company is in compliance in all material respects with (x) all applicable provisions of the Sarbanes-Oxley Act and (y) the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2010 and through June 30, 2010, and to the Knowledge of the Company since June 30, 2010 through the date hereof, the Company has not identified (i) any material weaknesses in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, to the Knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Reports.
     Section 4.7 No Undisclosed Liabilities. Except (a) as reflected in the Financial Statements included in the Company SEC Reports, (b) for those liabilities and obligations incurred in the ordinary course of business consistent with past practice in all material respects since June 30, 2010 or (c) for liabilities and obligations incurred in connection with the Transactions, as of the date hereof, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Post-Sale Company.
     Section 4.8 Absence of Certain Changes. Since December 31, 2009 through the date of this Agreement, except for matters in connection with the Transactions, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, and there has not been any Company Material Adverse Effect.
     Section 4.9 Employee Benefit Plans; ERISA.
          (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change in control, retention or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, under which any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and that is sponsored, maintained or contributed to or required to be contributed to by the Company or by an ERISA Affiliate thereof, or to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability, including as a result of its or their ERISA Affiliates, excluding for this purpose any foreign plan, program, agreement or arrangement that is mandated by applicable Law (the “Benefit Plans”). Section 4.9(a) of the

Company Disclosure Schedule identifies each Benefit Plan maintained outside of the United States substantially for the benefit of current and former directors and employees who are situated outside of the United States (each, a “Foreign Plan”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and all schedules thereto and (iv) the most recently received IRS determination letter.
          (b) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and (ii) no fiduciary has incurred any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.
          (c) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or with respect to a prototype Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Benefit Plan, and the trusts maintained pursuant to each such Benefit Plan are exempt from federal income taxation under Section 501 of the Code. Nothing has occurred since the most recent determination or opinion letter or application therefor relating to any such Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
          (d) With respect to each Foreign Plan, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole:
          (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;
          (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and
          (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (e) No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Neither the Company nor any of its ERISA Affiliates has in the last six (6) years contributed to or has been obligated to contribute to any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). None of the employees of the Company or any of its Subsidiaries or ERISA Affiliates participates in any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.
          (f) Except as set forth in Section 4.9(f) of the Company Disclosure Schedule, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, (i) there are no claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against or involving any Benefit Plan or the assets of any Benefit Plan or against the Company, any of its Subsidiaries or any ERISA Affiliate, in each case, with respect to any Benefit Plan, (ii) there are no audits pending or, to the Knowledge of the Company, threatened by any Governmental Entity involving any Benefit Plan and (iii) the Company has not received written notice of any investigations, and to the Knowledge of the Company, no investigations are threatened, in each case, by any Governmental Entity involving any Benefit Plan.
          (g) Except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder.
          (h) Except as set forth in Section 4.9(h) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) accelerate the time of payment, vesting or funding of compensation due any such director, employee, consultant or independent contractor or (iv) result in any payments that (1) would not be deductible under Section 280G of the Code or (2)

would result in any excise tax on any employee or independent contractor of the Company or any of its Subsidiaries under Section 4999 of the Code or any other comparable Law.
          (i) None of the Company or its Subsidiaries has any material obligations for post-retirement health or life insurance benefits under any Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
     Section 4.10 Litigation. As of the date of this Agreement, there is no suit, claim, action, hearing, notice of violation, investigation, mediation, inquiry, arbitration, demand letter or any other judicial or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or which affects any of its or their respective properties or assets, except where such suit, claim, action, hearing, notice, investigation, mediation, inquiry, arbitration, demand letter or other proceeding would not reasonably be expected to result in a Judgment for money damages in excess of $2,000,000 and would not reasonably be expected to result in any material injunctive relief. As of the date hereof, there are no material Judgments of any Governmental Entity outstanding against, or, to the Knowledge of the Company, threatened to be imposed by any Governmental Entity involving, the Company or any of its Subsidiaries.
     Section 4.11 Permits; Compliance with Law.
          (a) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, exemptions, registrations, approvals and orders necessary for the Company and its Subsidiaries to carry on its business as it is now being conducted (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for such non-compliance, invalidity, suspension or cancellation of any Company Permits that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole. Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Entity has commenced, or threatened to initiate, any action to revoke, cancel or terminate any Company Permit.
          (b) None of the Company or its Subsidiaries is in default or violation of any Law (including any Environmental Law) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such defaults or violations that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claims or alleged that the Company or any of its Subsidiaries was not in compliance with Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

          (c) To the Knowledge of the Company, none of the Company or its Subsidiaries has caused the Release of Hazardous Materials, except for any such Release that would not result in material liabilities under applicable Environmental Laws.
          (d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
     Section 4.12 Taxes.
          (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (in each case taking due account of lawful extensions validly obtained), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid or have been adequately reserved against on the Financial Statements. All Taxes that the Company and each of its Subsidiaries were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) No material deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes has been proposed, asserted or assessed (or threatened in writing) against the Company or any of its Subsidiaries for which a reserve has not been provided in the Financial Statements in an amount in accordance with GAAP. There is no material agreement or other document waiving or extending, or having the effect of waiving or extending, the period of assessment or collection of Taxes.
          (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes being contested in good faith by the appropriate proceeding) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes, other than customary tax indemnification or other arrangements contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes.
          (d) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.
          (e) As of the date hereof, the Intel Purchase Agreement expressly provides that, for federal income tax purposes, the Intel Transaction will be treated as a sale of the assets of each of McClendon, LLC, SpecTal, LLC and Advanced Concepts, Inc.
     Section 4.13 Intellectual Property.
          (a) To the Knowledge of the Company, the Company and its Subsidiaries solely and exclusively (except for any joint ownership provided for pursuant to any written agreement with any third Person) own or have a valid right to use all material Intellectual Property and Technology used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All Company Intellectual Property Rights and Technology owned by the Company or any of its Subsidiaries are owned free and clear of any Liens (except Permitted Liens).
          (b) Section 4.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list in all material respects, as of the date of this Agreement, of all registered and pending applications for Patents, Trademarks and Copyrights and material unregistered Trademarks included in the Company Intellectual Property Rights. All material Intellectual Property registrations and applications set forth in Section 4.13(b) of the Company Disclosure Schedule are valid, subsisting and, to the Knowledge of the Company, enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees and actions required to register or maintain such material Intellectual Property registrations and applications that are due through thirty (30) days after the Closing have been, or shall prior to the Closing be, paid to and taken in the applicable United States or foreign registrars.
          (c) There are no material ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any of the material registrations and applications included in the Company Intellectual Property Rights in the United States Patent and Trademark Office, the United States Copyright Office or in any equivalent foreign office, except for office actions and similar ex parte proceedings in the ordinary course.
          (d) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the Company Intellectual Property Rights do not infringe on, misappropriate or otherwise violate any Intellectual Property of any other Person in any material respect. In the two (2) years preceding the date hereof, no material suits, actions or proceedings are or have been pending or, to the Knowledge of the Company, threatened in writing, alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property Rights in any material respect.

          (e) Except in the ordinary course of business, the Company and its Subsidiaries do not license Intellectual Property or Technology that is material to the business of the Company and its Subsidiaries to third Persons.
          (f) The Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality of material Trade Secrets owned or held by the Company or any of its Subsidiaries, which steps are reasonable in view of confidentiality practices that, to the Knowledge of the Company, are generally engaged in within the industry in which the Company operates.
          (g) Except where the failure to do so would not have a Company Material Adverse Effect, the Company and its Subsidiaries have executed written agreements with (i) all of its past and present employees involved primarily in the development of material Company Technology and material Company Intellectual Property, pursuant to which such employees have assigned to the Company and its Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop within the scope of their employment and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after their employment and (ii) all past and present consultants and independent contractors who have been retained by or on behalf of the Company or its Subsidiaries primarily in the development of material Company Technology and material Company Intellectual Property, pursuant to which the consultants and independent contractors have assigned to the Company and its Subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after the term of their engagements.
          (h) None of the Company or any of its Subsidiaries has licensed or provided to any third Person, or otherwise authorized any third Person to access or use, any code for material Software owned by the Company or any of its Subsidiaries, except pursuant to a written confidentiality or license agreement or as set forth in Section 4.13(h) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries is currently a party to any source code escrow agreement or any other written agreement (or a party to any written agreement obligating the Company or any of its Subsidiaries to enter into a source code escrow agreement) requiring the deposit of source code for any such Software, except as set forth in Section 4.13(h) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any consultant or independent contractor of the Company or any of its Subsidiaries) has incorporated any “open source” or other Software having similar licensing or distribution models (“Open Source”) in any Software owned by the Company or any of its Subsidiaries in a manner that requires the contribution or disclosure to any third Person, including the Open Source community, of any source code of such Software owned by the Company or any of its Subsidiaries.
     Section 4.14 Leasehold Real Property.
          (a) Section 4.14(a) of the Company Disclosure Schedule sets forth each lease and sublease that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Leases”). The Company has made available to Parent or its Representatives materially true, correct and complete copies of all Company Leases, including all modifications and amendments thereto. Except for leases that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, each Company Lease is valid and binding, free and clear of all Liens, except for Permitted Liens, and in full force and effect and has not been assigned.
          (b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all Company Leases (subject to any applicable grace periods under such leases) to which each is a party and all such leases are in full force and effect.
          (c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there are no existing defects due to unrestored damage or destruction by casualty, the elements, acts of God or other events of force majeure at any of the locations subject to Company Leases.
          (d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any of the Company Leases.
          (e) None of the Company or any of its Subsidiaries owns any real property.
     Section 4.15 Labor Matters.
          (a) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. To the Knowledge of the Company, as of the date hereof, there is no union organization activity involving any of the employees of the Company or its Subsidiaries, pending or threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.
          (b) From January 1, 2009 through the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or picketing, strikes, work stoppages, slowdowns or lockouts or arbitrations involving any of the employees of the Company or any of its Subsidiaries nor are any such disputes pending or, to the Knowledge of the Company, threatened.
          (c) There has been no “mass layoff” or “plant closing” as defined by the Work Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Laws with respect to the Company and its Subsidiaries within the six (6) month period immediately prior to the Effective Time.
     Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.
     Section 4.17 Takeover Laws. The Company has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. To the Knowledge of the Company, no other state takeover statute or other similar Law applies to the Merger, this Agreement or the other transactions contemplated by this Agreement.
     Section 4.18 Contracts.
          (a) Section 4.18 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract affecting the Post-Sale Company to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets are bound and that:
          (i) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of the Company;
          (ii) is a joint venture, strategic alliance or partnership agreement (other than any teaming and distribution agreements) that is material to the operation of the Company and its Subsidiaries, taken as whole;
          (iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries (excluding the Intel Companies to the extent any such indebtedness between the Company and an Intel Company would not be cancelled on or prior to the Intel Closing), capital lease obligations and purchase money obligations) relating to indebtedness for borrowed money (other than the sales of securities subject to repurchase, in each case in the ordinary course of business) in an amount in excess of $10,000,000 individually;
          (iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after January 1, 2009 and which has not yet been consummated, pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $3,000,000;
          (v) (A) is currently active and involves total estimated contract revenues (estimated as of the date hereof) to the Company or its Subsidiaries in excess of

$10,000,000 over the entire duration of such contract (including option years), based on the specifications contained in such contract, or (B) is with a Governmental Entity and requires access to information determined to be classified under Executive Order 12958, as amended;
          (vi) is a contract with a supplier (including any supplier of services) to the Company or its Subsidiaries and involves payments by the Company or its Subsidiaries in excess of $2,500,000 per year, other than any such Contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $100,000;
          (vii) contains any “non-solicitation” or “no-hire” provision that restricts in any material respect the Company or any of its Subsidiaries;
          (viii) (A) is currently active and involves total estimated contract revenues (estimated as of the date hereof) to the Company or its Subsidiaries in excess of $5,000,000 over the entire duration of such contract (including option years), based on the specifications contained in such contract and (B) contains a “most favored nation” right or provision (or any similar right or provision) in favor of any person;
          (ix) involves the voting or registration of capital stock or other equity of the Company and any of its Subsidiaries;
          (x) is a standstill or similar agreement restricting the Company from acquiring the securities of, soliciting proxies respecting, or affecting the control of, any Person;
          (xi) is a financial derivatives master agreement or other agreement evidencing financial hedging or similar trading activities;
          (xii) grants any Person a Lien, right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries;
          (xiii) grants the Company or its Subsidiaries the right to use third-party Intellectual Property or Technology that is material to the business of the Company and its Subsidiaries, other than inbound commercial off-the-shelf licenses for any Software application with respect to which Software application the Company or its Subsidiaries pays $1,000,000 or less per year for each license;
          (xiv) prohibits the Company or any of its Subsidiaries from (a) engaging or competing in any material line of business, in any geographical location or with any Person or (b) selling any products or services of or to any other Person or in any geographic region; or
          (xv) commits the Company or any of its Subsidiaries to enter into any of the foregoing.

          (b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract, or in receipt of any written notice of termination or cancellation under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material breach of or material default under any Company Material Contract by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect (other than due to the ordinary expiration of the terms thereof); except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as prohibited by the terms of the applicable Company Material Contract or applicable Law, the Company has made available to Parent or its Representatives correct and complete copies of each Company Material Contract, together with any and all material amendments and supplements thereto, in each case, subject to redactions as deemed appropriate by the Company.
     Section 4.19 Government Contracts.
          (a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has incurred or currently projects a Total Contract Loss for any Government Contract for the sale of goods or services by the Company or its Subsidiaries.
          (b) Since January 1, 2005, neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13).
          (c) None of the current material Government Contracts or Government bids is subject to termination by a Governmental Entity solely as a result of the execution of this Agreement.
          (d) The Company and its Subsidiaries are in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as amended.
     Section 4.20 Security Clearances. Section 4.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of all facility security clearances held by the Company and its Subsidiaries and all personnel security clearances held by the Company’s and its Subsidiaries’ employees. The Company and its Subsidiaries hold and, at all relevant times since January 1, 2005 held, at least a “satisfactory” rating from the Defense Security Service

(“DSS”) with respect to the facility security clearances. The clearances set forth in Section 4.20 of the Company Disclosure Schedule are all of the facility and personnel security clearances necessary to conduct the business of the Company and its Subsidiaries as currently being conducted in all material respects.
     Section 4.21 Export Controls. Section 4.21 of the Company Disclosure Schedule sets forth the registrations and/or licenses of the Company and its Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and/or the Bureau of Industrial Security, U.S. Department of Commerce under the Export Administration Regulations (“EAR”). To the Knowledge of the Company, the Company and its Subsidiaries have not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data,” as those terms are defined in 22 C.F.R. Part 120, to foreign persons in the United States or abroad except pursuant to valid licenses or approvals or otherwise in accordance with applicable Law. The Company and its Subsidiaries have not exported any EAR-controlled items or technology except pursuant to valid licenses or approvals or otherwise in accordance with applicable Law, except as would not be material to the Company and its Subsidiaries taken as a whole.
     Section 4.22 International Trade Laws and Regulations. The Company and its Subsidiaries are currently in compliance with in all material respects, and at all times since January 1, 2005, have been in compliance with in all material respects, all applicable International Trade Laws and Regulations.
     Section 4.23 Voting Requirements. Assuming the accuracy of the representation given by Parent and Merger Sub in Section 5.7, the Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.
     Section 4.24 Identity Business Assets and Liabilities. Subject to Section 4.3(c), (i) the assets of the Post-Sale Company constitute all of the material assets held by the Identity Business and used in the conduct of the Identity Business in substantially the manner as currently conducted, and (ii) the liabilities of the Post-Sale Company, constitute liabilities incurred by and primarily relating to the Identity Business.
     Section 4.25 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than (i) Goldman, Sachs & Co. and (ii) Stone Key Partners LLC and the Stone Key securities division of Hudson Partners Securities LLC (together, “Stone Key”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letters with the Company Financial Advisors, which letters describe all fees payable to the Company Financial Advisors in connection with the Transactions, all agreements under which any such fees or any expenses are payable in connection with the Transactions and all indemnification and other agreements related to the engagement of the Company Financial Advisors in connection with the Transactions.

     Section 4.26 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of (i) Goldman, Sachs & Co., dated as of the date of this Agreement, and (ii) Stone Key, dated as of the date prior to the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $12.00 per Share to be received by the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and correct and complete copies of such opinions will be delivered by the Company to Parent after receipt thereof by the Company.
     Section 4.27 Agreements with Intel Buyer. As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in this Agreement, the Intel Purchase Agreement and a confidentiality agreement, as amended by the Co-Buyer Disclosure Agreement) between the Company or its Affiliates, on the one hand, and Intel Buyer or its Affiliates, on the other hand, with respect to the Transactions. True and complete copies of the Intel Purchase Agreement and such confidentiality agreement have been delivered to Parent.
     Section 4.28 Transferred Intel Companies.
          (a) To the Knowledge of the Company, there are no (i) Contracts with a Third Party to which any Identity Company is or was a party which primarily relate to the Transferred Company Business or (ii) obligations of any Identity Company under any guaranties, bonding arrangements, keepwells, net worth maintenance agreements, reimbursement obligations or letters of comfort obtained by or binding the Identity Companies for the benefit of any Transferred Intel Company.
          (b) There is no material suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, against any Identity Company primarily relating to the Transferred Company Business. To the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would result in a material liability of any Identity Company primarily relating to the Transferred Company Business.
     Section 4.29 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub ’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Parent Material Adverse Effect.
     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub (including by each of their respective Boards of Directors), and no other corporate action or proceeding on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.3 Consents and Approvals; No Violations.
          (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby by them will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or its Subsidiaries, (ii) assuming the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or its Subsidiaries or by which their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.
          (b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 9.14, (iv) such other items required solely by reason of the participation of the Company (as opposed to any other third-party) in the transactions contemplated hereby, (v) compliance with and filings or notifications under (A) the HSR Act and other applicable U.S. and non-U.S. competition Laws, (B) the ITAR, (vi) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio, and written confirmation by CFIUS of the successful completion of the Exon-Florio review process, (vii) such filings as may be required in connection with FAR and the Defense Federal Acquisition Regulation Supplement, and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.
          (c) No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Entity.
     Section 5.4 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent owns beneficially (directly or indirectly) all of the outstanding capital stock of Merger Sub.
     Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

     Section 5.6 Sufficient Funds. Parent has, and as of the Closing Parent shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent’s and Merger Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration, the Option Consideration, the Warrant Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.
     Section 5.7 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective controlled Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.
     Section 5.8 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided with reasonable access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.
     Section 5.9 Litigation. As of the date hereof, there is no suit, claim, action, hearing, notice of violation, investigation, mediation, arbitration, demand letter or any other judicial or administrative proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There are no material Judgments of any Governmental Entity outstanding against, or, to the Knowledge of Parent, threatened to be imposed by any Governmental Entity involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.
     Section 5.10 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Royal Bank of Canada and Société Générale Corporate &

Investment Bank, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     Section 5.11 Agreements with Intel Buyer. As of the date hereof, there are no agreements, arrangements or understandings (other than as provided in this Agreement, the Intel Purchase Agreement and the Co-Buyer Disclosure Agreement) between Parent or its Affiliates, on the one hand, and Intel Buyer or its Affiliates, on the other hand, with respect to the Transactions.
ARTICLE VI
COVENANTS
     Section 6.1 Interim Operations of the Company. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed to in writing by Parent, (iii) as may be contemplated by this Agreement or the Intel Purchase Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Post-Sale Company shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to (x) preserve substantially intact the Post-Sale Company’s business organization and maintain the Post-Sale Company’s business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with the Post-Sale Company; and (y) to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any of the following provisions of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, the Company agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (A) as may be required by Law, (B) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to Sections 6.1(d), (h)(iii), (i)(i)-(iv), (n)(ii), (o) or, with respect to the foregoing sections of Section 6.1 only, (q)), (C) as may be contemplated by this Agreement or the Intel Purchase Agreement or (D) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not (and shall not permit its Subsidiaries to), to the extent relating to the Post-Sale Company:
          (a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or such equivalent organizational documents of any of its Subsidiaries;
          (b) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire, or issue, sell, pledge, grant, dispose or otherwise encumber any shares of capital stock or other equity interests of the Company or its Subsidiaries, or any options, warrants, calls, commitments, convertible securities or other rights to acquire any shares of its or its Subsidiaries’ capital stock, any shares of any securities convertible into or exchangeable for such shares of capital stock, any voting securities or other equity interests, except for transactions among the Company and its wholly owned Subsidiaries (other than the Intel Companies) or among the Company’s wholly owned Subsidiaries (other than among an Intel Company and another Subsidiary), as otherwise contemplated in Section 6.1(e) or pursuant to the exercise of any Company Option, Company Warrant or Convertible Notes;
          (c) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company (it being understood that cash dividends may be paid from any Intel Company to the Company or any of its Subsidiaries subject to the Intel Agreement);
          (d) (i) increase the compensation, bonus opportunity or other benefits payable or to become payable to directors, officers or employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice (including, without limitation, with respect to amount and timing) (including, for this purpose, the normal salary, bonus and compensation review process conducted each year), (ii) enter into any employment, deferred compensation or similar agreement (or amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (except (A) for agreements with new employees entered into in the ordinary course of business consistent with past practice or (B) for extension of employment agreements in the ordinary course of business consistent with past practice), (iii) grant or increase any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except, in each case, as required pursuant to Contracts in effect as of the date hereof and set forth on Section 6.1(d) of the Company Disclosure Schedule or Benefit Plans in effect as of the date hereof, or as otherwise required by Law or (v) pay or accrue any bonuses in advance or prior to the time such amounts would other be due, paid or accrued in the ordinary course of business and in a manner consistent with the past practices of the Company and its Subsidiaries;
          (e) grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any shares of the Company’s or its Subsidiaries’ capital stock or other equity interests, except as may be required under any Contract in effect as of the date hereof and set forth on Section 6.1(e) of the Company Disclosure Schedule;
          (f) acquire, including by merger, consolidation, or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, other than (i) inventory from the Company’s suppliers in the ordinary course of business, (ii) pursuant to acquisitions or investments with a purchase price not in excess of $3,000,000 for any transaction individually or $5,000,000 in the aggregate for a related series of transactions or (iii) pursuant to Contracts as in effect as of the date of this Agreement and set forth on Section 6.1(f) of the Company Disclosure Schedule;
          (g) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;
          (h) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for indebtedness (i) existing as of the date of this Agreement or thereafter incurred under the Company’s existing credit facilities described in Section 6.1(h) of the Company Disclosure Schedule, (ii) for borrowed money incurred pursuant to Contracts as in effect as of the date of this Agreement as disclosed in Section 6.1(h) of the Company Disclosure Schedule, (iii) except as otherwise permitted pursuant to this Section 6.1(h), in an aggregate principal amount not to exceed $10,000,000 to finance working capital requirements, (iv) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries (for the avoidance of doubt, including any indebtedness or guarantees to a Transferred Intel Company consistent with past practice in all material respects and subject to the Intel Agreement, but only to the extent such indebtedness or guarantees will be cancelled or repaid on or prior to the Intel Closing), or (v) in the form of interest rate or foreign currency swaps on customary commercial terms consistent with past practice in all material respects and not to exceed $10,000,000 of notional debt in the aggregate in connection with debt permitted under this Section 6.1(h);
          (i) (i) modify, amend or terminate any Company Material Contract other than (A) in the ordinary course of business consistent with past practice or (B) modifications or amendments which are immaterial; (ii) enter into any new Contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.18 of the Company Disclosure Schedule as a Company Material Contract other than customer contracts entered into in the ordinary course of business consistent with past practice (it being understood that the foregoing exception to this clause (ii) shall not permit the entry into any Contract with an Affiliate or a “related person” (as such terms is defined in item 404(a) of Regulation S-K under the Exchange Act)); (iii) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following the consummation of the Transactions; (iv) enter into any material Contract with any third party that grants such third party any rights or which provides for any diminution of rights of the Company or its Subsidiaries or that can be terminated by such third party, in each case, upon a change of control of the Company; (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement in connection with an Acquisition Proposal or (vi) authorize or take any action to make the provisions of Section 203 of the DGCL (or any other “business combination,” “control share acquisition,” “fair price” or other similar anti-takeover Law) inapplicable to any transaction contemplated by an Acquisition Proposal;

          (j) make any material change to its methods of accounting in effect at June 30, 2010, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Reports;
          (k) sell, lease, license, transfer, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than (i) transactions among the Company and its wholly owned Subsidiaries (except for the Intel Companies) or among such Subsidiaries (except among an Intel Company and another Subsidiary), (ii) inventory in the ordinary course of business consistent with past practice, (iii) pursuant to Contracts as in effect as of the date of this Agreement as disclosed on Section 6.1(k) of the Company Disclosure Schedule or (iv) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the Transactions;
          (l) other than as reserved for or reflected on the balance sheets included in the Financial Statements of the Company, pay, discharge, settle or satisfy any claims or litigation against the Post-Sale Company for a settlement payment (i) in excess of $500,000 individually or $3,000,000 in the aggregate or (ii) relating to any claim by or litigation with an employee, other than in the case of clause (ii) bona fide settlements of claims or litigation in good faith and not intended as compensation to such employees;
          (m) make or commit to make capital expenditures (or any obligation or liability) in excess of $2,000,000 individually or $5,000,000 in the aggregate other than as set forth in the Company’s fiscal 2010 or 2011 capital expenditure plans set forth in Section 6.1(m) of the Company Disclosure Schedule;
          (n) make any (i) investment (by contribution of capital, property transfers, purchase of securities or otherwise and other than cash management investments in the ordinary course of business) in, or (ii) loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, in each case, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business (it being understood that the Company and its Subsidiaries may make any cash management investment, loan or advance to any Transferred Intel Company in the ordinary course of business consistent with past practice and subject to the Intel Agreement but only to the extent such investment, loan or advance will be cancelled, repaid or returned on or prior to the Intel Closing);
          (o) create any subsidiary of the Company, other than the present Subsidiaries of the Company;
          (p) fail in any material respect to pay any maintenance and similar fees and take any other actions necessary to prevent the abandonment or loss of, or which the failure to take would reasonably be expected to result in the diminution of value of, any material Company Intellectual Property Rights; provided that reasonable steps taken in the course of prosecution of any registrations or applications for registration of Company Intellectual Property Rights will not be deemed a breach of this Section 6.1(p); or
          (q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.
     Section 6.2 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, (ii) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby, (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would give rise to the failure of a condition set forth Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
     Section 6.3 Access to Information. From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and agents of the Company and its Subsidiaries, to afford to Parent, and to Parent’s directors, officers, employees, accountants, counsel, financial advisors, agents and other representatives (the foregoing, with respect to any Person, its “Representatives”), reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective properties, books and records, and shall, to the extent permitted by applicable Law, as promptly as practicable, furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws, and (ii) all other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Post-Sale Company. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) otherwise violate any applicable Laws, (iii) result in a competitor of the Company or any of its Subsidiaries receiving material information which is competitively sensitive or (iv) breach any agreement of the Company or any of its Subsidiaries with any third-party; provided, that with respect to the foregoing clauses (i) through (iv), the Company shall use its commercially reasonable efforts to, as applicable (A) develop an alternative to providing such information so as to address such matters in a manner that is reasonably acceptable to the Company, (B) obtain the required consent of such third party to provide such access or disclosure, or (C) in the case of clauses (i) and (ii), enter into a joint defense agreement or implement such other arrangements to the extent the Company reasonably determines that doing so would permit the disclosure of such information without jeopardizing such privilege or violating applicable Law.
     Section 6.4 Acquisition Proposals.
          (a) The Company shall, and shall cause its Subsidiaries to, and shall direct, and use best efforts to cause, its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person (other than the Intel Buyer) conducted heretofore with respect to an Acquisition Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or their respective Representatives in accordance with the terms of the applicable confidentiality agreements. Except as otherwise provided in this Agreement, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its best efforts to cause its and their respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), or knowingly induce or knowingly take any other action designed to or which would reasonably be expected to, directly or indirectly, lead to the making of any Acquisition Proposal or (ii) other than informing Persons of the provisions contained in this Section 6.4, participate or engage in negotiations or discussions with, or furnish any material nonpublic information to, any Person or take any action to knowingly facilitate any inquiries relating to, or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Company shall be permitted to notify parties to confidentiality agreements with the Company that Parent was a Process Participant (as defined in the Confidentiality Agreement) and may respond to inquiries from such parties solely in respect of the same.
          (b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of this Agreement by the Company, the Company and its Board of Directors may engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or furnish any information and other access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (A) such Acquisition Proposal constitutes or could reasonably be expected to result (including after the taking of any actions permitted by this Section 6.4(b) following such determination by the Company’s Board of Directors) in a Superior Proposal and (B) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (x) prior to furnishing any material nonpublic information, the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Acquisition Proposals (and related communications) to the Company or the Company’s Board of Directors, and shall contain provisions that expressly permit the Company to comply with the provisions of this Section 6.4); provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company; and (y) any such material nonpublic information so furnished has been previously provided to Parent or is provided to Parent substantially concurrently with it being so furnished to such Person or its Representatives. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof. The Company shall direct, and use commercially reasonable efforts to ensure that its Representatives are aware of the provisions of this Section 6.4(b). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.4(b) by the Company. Nothing in this Agreement shall restrict the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law; provided, that any such disclosure that constitutes a Change in Recommendation shall be subject to Section 6.4(c) (it being agreed that a “stop, look and listen” communication by the Board of Directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in Recommendation).
          (c) Except as expressly provided or permitted by this Section 6.4(c), the Board of Directors of the Company shall not (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or so modify), the recommendation by the Board of Directors of the Company of the Merger or this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (including, for these purposes (but subject to the parenthetical in the last sentence of Section 6.4(b), which disclosures shall not constitute the recommendation of an Acquisition Proposal), by taking no position with respect to the acceptance by the Company’s stockholders of a tender or exchange offer, which shall constitute the recommendation of an Acquisition Proposal) (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.4(b)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may make a Change in Recommendation if the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law either (i) based only upon any fact, event, circumstance, development or change that is unknown to the Company’s Board of Directors as of the date hereof but becomes known prior to the Company Special Meeting (or if known, the magnitude or consequences of which were not reasonably foreseeable by the Company’s Board of Directors as of the date hereof) (an “Intervening Event”), or (ii) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that the Company has received an Acquisition Proposal which constitutes a Superior Proposal; provided, however, that no Change in Recommendation may be made (A) until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s Board of Directors is (x) an Intervening Event, details of such event or (y) a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period) and (B) provided, that, during the five (5) Business Day period following the date of receipt of the Notice of Adverse Recommendation, if requested by Parent, the Company shall engage in good-faith negotiations with Parent to amend this Agreement in such a manner that (v) the Intervening Event is no longer a basis for a Change in Recommendation or (w) the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer a Superior Proposal, as applicable. Any Notice of Adverse Recommendation shall be accompanied by a copy of the most current version of any written agreement (or draft thereof) relating to the transaction that constitutes the related Superior Proposal. In determining whether to make a Change in Recommendation or in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (which changes may be based on changes to the terms of the Intel Purchase Agreement proposed by Intel Buyer) in response to a Notice of Adverse Recommendation or otherwise. Notwithstanding any other provisions of this Agreement, in the event Parent receives a Notice of Adverse Recommendation, Parent may, during such five (5) Business Day period, engage in discussions with the Intel Buyer with respect to modifications to the Intel Purchase Agreement related to such good faith negotiations with Parent and enter into any agreement, arrangement or understanding in furtherance thereof provided that such agreement, arrangement or understanding is not materially adverse to the Company; it being understood and agreed that any agreement, arrangement or understanding which limits or impairs the ability of the Intel Buyer to engage in discussions with or provide information to any Person shall be deemed materially adverse to the Company.
          (d) In addition to the other obligations of the Company set forth in this Section 6.4, the Company shall promptly advise Parent in writing of any Acquisition Proposal, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal (including any changes thereto) and the identity of the Person making any such proposal, offer or inquiry and the terms and conditions thereof (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to any Acquisition Proposal). The Company shall (i) keep Parent promptly and reasonably informed of all material developments affecting the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making the proposal, offer, inquiry or request, on the other hand.
     Section 6.5 Employee Benefits.
          (a) For eighteen (18) months following the Effective Time, subject to any requirements imposed by local Law, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, provide to those individuals who are employed by the Post-Sale Company immediately prior to the Effective Time (the “Continuing Employees”) and who remain in the employment of the Surviving Corporation (i) base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Continuing Employees immediately prior to the Effective Time (ii) total incentive compensation opportunities (excluding any (A) equity or equity-based compensation opportunities and (B) retention and other incentives implemented in connection with the Transactions) that, on an individual-by-individual basis, are no less favorable than the total incentive compensation opportunities (excluding any (A) equity or equity-based compensation opportunities, except to the extent deemed appropriate by Parent, and (B) retention and other incentives implemented in connection with the Transactions) available to such Continuing Employees immediately prior to the Effective Time; and (iii) employee benefits (excluding defined benefit and other pension plans) that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit and other pension plans) provided to such Continuing Employees immediately prior to the Effective Time. Parent shall have no obligation to provide equity based incentives or defined benefit or other pension plans to the Continuing Employees following the Effective Time. Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans covering any of the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company and its Affiliates under Benefit Plans) for all purposes of vesting, eligibility and benefit entitlement (but excluding benefit accruals), except to the extent such service credit would result in a duplication of benefits for the same period. Parent shall cause each Post-Closing Plan to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Benefit Plan, and Parent shall cause the Continuing Employees to be given credit under the applicable Post-Closing Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan.
          (b) Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Benefit Plans in which the term is relevant.
          (c) For eighteen (18) months following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to,

pay to any Continuing Employee whose service with Parent and its Affiliates is terminated during such eighteen (18) month period severance benefits that are no less favorable than those provided to such Continuing Employee under the terms of the Company severance plan or program in which such individual is eligible to participate as of the date hereof.
          (d) Following the date hereof, Parent and the Company shall cooperate, and the Company shall take all actions reasonably requested by Parent, on or prior to December 31, 2010, as are necessary to reduce and/or avoid the application of Section 280G of the Code to the payments to be made to the individuals whose names are set forth on Section 6.5(g) of the Company Disclosure Schedule (which actions may include, for example, accelerating the vesting or payment of equity awards or accelerating the payment of 2010 bonuses); provided, that in determining whether a Parent request is reasonable, the Company shall take into account potential material financial effects on the executives as well as the Company’s ability to retain the executives in the event the Closing does not occur.
          (e) Notwithstanding the foregoing, no provision of this Agreement shall (i) create any right in any employee to continued employment by Parent, the Company, the Post-Sale Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) require Parent, the Company, the Post-Sale Company, the Surviving Corporation, or any respective Subsidiary thereof, to continue any Benefit Plan or prevent the amendment, modification, or termination thereof in accordance with plan terms after the Closing Date.
          (f) This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Post-Sale Company, the Surviving Corporation or any respective Subsidiary thereof.
          (g) Immediately following the Closing, Parent shall cause the Surviving Corporation to terminate the employment of the individuals listed on Section 6.5(g) of the Company Disclosure Schedule. Parent agrees that such terminations shall be treated as terminations of employment by the Surviving Corporation without “cause” for purposes of the employment agreements entered into between the Company and such individuals. Parent shall cause the Surviving Corporation to pay each such individual all amounts contemplated for payment to such individual by his or her employment agreement, in each case in the manner and as determined by the terms of his or her employment agreement in effect on the date hereof, and in each case consistent with the methodologies utilized by the Company in the calculations previously delivered by the Company to Parent on September 14, 2010.
     Section 6.6 Publicity. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (and none of Parent or its Affiliates shall issue or make any press release or other public announcement with respect to the Intel Purchase Agreement or the Intel Transaction without the prior agreement of the Company). Notwithstanding the foregoing, with respect to any communications to be delivered orally, including by conference call or webcast, this Section 6.6 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments by such other party with respect thereto; provided, however, the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any such disclosure would be materially adverse to the non-disclosing party. Notwithstanding the foregoing sentences of this Section 6.6, (i) each party shall be permitted to issue any press release or make any public announcement or disclosure as provided by this Agreement or as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement or disclosure shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements, and (ii) either party may make any oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements for agreement and/or consultation and consideration. For the avoidance of doubt, the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company’s Board of Directors has effected any Change in Recommendation or shall have resolved to do so.
     Section 6.7 Directors’ and Officers’ Insurance and Indemnification.
          (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), now existing in favor of the Company Indemnified Parties as provided in the organizational documents of the Company or its Subsidiaries or in any Contract, in each case as in effect on the date of this Agreement, accurate and complete copies of which (or forms thereof) have been provided to Parent (except as provided herein), shall survive the Merger and shall continue in full force and effect. Parent shall (and Parent shall cause the Surviving Corporation to) (A) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Transactions), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and (B) indemnify, defend and hold harmless, and advance expenses to Company Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Transactions) to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided that in the case of clauses (A) and (B), the Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is finally determined that such Person was not entitled to indemnification with respect to the applicable act or omission. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer, member of board of managers and employee liability that are no less favorable to the Company Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by applicable Law.
          (b) Without limiting the provisions of Section 6.7(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall (and shall cause the Surviving Corporation to): (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission taken or not taken in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement, the Intel Purchase Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the reasonable expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement effected without Parent’s or the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
          (c) Parent shall provide or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policies (a correct and complete copy of which has been made available to Parent) with insurance and indemnification policies, or “tail policies,” in each case, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance (or an amount for any such “tail policy”) in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the annual premiums of such insurance coverage (or cost of such tail policy) exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain policies (or a “tail policy”) with the greatest coverage available for a cost not exceeding such amount. The D&O Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.
          (d) The D&O Indemnified Parties and Company Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and Company Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party or Company Indemnified Party in enforcing its indemnity and other rights under this Section 6.7.
          (e) Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and Company Indemnified Parties and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.
          (f) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor the director and officer litigation reimbursement policy in effect as of the date hereof, a copy of which is set forth in Section 6.7(f) of the Company Disclosure Schedule.
     Section 6.8 Company Special Meeting; Proxy Statement.
          (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare with Parent and file with the SEC a preliminary Proxy Statement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. The Company shall use its reasonable efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the stockholders of the Company as soon as reasonably practicable after the Proxy Statement has been cleared by the SEC for mailing to the stockholders of the Company. Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent or the Company or any of their respective Affiliates, officers or directors should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy

Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company agrees to provide Parent and its counsel any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or communications. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on such document or any proposed responses to such comments or communications, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.
          (b) The Company shall, as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the stockholders of the Company, in accordance with applicable Law and its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company’s obligations pursuant to this Section 6.8 shall not be diminished or otherwise affected by (i) the receipt, disclosure or commencement of any Acquisition Proposal (whether or not a Superior Proposal) or (ii) any proposed or actual change, qualification, withdrawal or modification of the Company Board Recommendation.
          (c) The Company shall, through the Board of Directors of the Company (in the case of clauses (i) and (ii)), but subject to the right to make a Change in Recommendation in accordance with Section 6.4, (i) recommend to the stockholders of the Company that such stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) use reasonable best efforts to solicit the Company Stockholder Approval. If there shall have been a Change in Recommendation, the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders, and the Proxy Statement and any and all accompanying materials (including, if the Change in Recommendation occurs after the mailing of the Proxy Statement to stockholders of the Company, the proxy card, which shall provide that signed proxies which do not specify the manner in which the Shares subject thereto are to be voted shall be voted “FOR” adopting this Agreement) shall be identical in form and content to proxy materials that would have been prepared by the Company had no Change in Recommendation been made, except for appropriate changes to the disclosure in the Proxy Statement stating that such Change in Recommendation has been made and, if applicable, describing matters relating to the Superior Proposal or Intervening Event giving rise to the Change in Recommendation to the extent required by applicable Law, and provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or the approval of the Merger at the Company Special Meeting if the Board of Directors of the Company shall have made a Change in

Recommendation in accordance with Section 6.4. Prior to any Change in Recommendation, the Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as Parent may reasonably request.
     Section 6.9 Appropriate Actions.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause their applicable Subsidiaries to) use its respective reasonable best efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions in the most expeditious manner practicable; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions (“Filings”) (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated by this Agreement including (A) those required under the HSR Act and such other foreign antitrust, competition or merger control Law, as listed on Annex A (except as otherwise agreed by the parties, such Filings under the HSR Act shall be made no later than ten (10) Business Days after the date of this Agreement, and such foreign Filings shall be made no later than twenty (20) Business Days after the date of this Agreement), except any foreign Filings that must be filed by an earlier date (B) the actions with respect to CFIUS and FOCI mitigation described in Section 6.9(c), and (C) Filings required under any other applicable Law, including submission of notification of the transactions contemplated by this Agreement to the United States Department of State at least sixty (60) days in advance of Closing pursuant to 22 C.F.R. § 122.4(b); (iv) furnish all information reasonably required for any Filings to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other parties in connection with any Filings (including to provide copies of all such Filings to outside counsel for the non-filing party and, if requested by the other party, to consider in good faith all reasonable additions, deletions or changes suggested by the other party); (vi) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement; (vii) provide the other parties prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any Filings; (viii) consult and cooperate with each other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings relating to or arising out of the Filings; (ix) not participate independently in any meeting, primarily relating to the transactions contemplated by this Agreement and involving any substantive conversation, with any Governmental Entity in respect of any such Filings or any investigations or other inquiries relating thereto without giving the other parties prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; (x) obtain all necessary consents, approvals or waivers under Contracts with third parties (provided that none of the Company, Parent or Merger Sub shall be required to make any payments to any such third parties or concede anything of value to obtain such consents, approvals or waivers); (xi) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, including vigorously defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby; (xii) in the case of the Company only, (A) obtain novation or termination of each contract (including those contracts listed in Section 6.9(a) of the Company Disclosure Schedule) performed at a Company facility other than the Arlington, Virginia facility (“Other Facilities”) that would involve access to classified information, or that would require the Company to hold a Facility Security Clearance (“FCL”) or any of the Company’s personnel to hold a Personnel Security Clearances (“PCL”) (a “6.9(a)(1) Contract”), (B) terminate all FCLs and related PCLs at all Other Facilities pursuant to Section 2-110 of the NISPOM, (C) receive written confirmation that each such FCL and related PCL was terminated and (D) obtain the assignment or termination of the contract set forth on Section 6.9(a)(2) of the Company Disclosure Schedule; and (xiii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. No parties to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other parties to this Agreement, it being understood that withdrawal of a Filing and subsequent refiling thereof by a party shall require the consent of the other party.
          (b) Notwithstanding Section 6.9(a), or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or, subject to the terms of Section 6.9(c), agree to any restriction on its business, and nothing in this Section 6.9 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.9, or (ii) require Parent to offer, accept or agree to (A) sell, divest, dispose of, or, subject to the terms of Section 6.9(c), hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) subject to the terms of Section 6.9(c), restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world. Notwithstanding anything to the contrary contained herein, Parent and/or Merger Sub shall not be required to agree to sell, divest, dispose of or, subject to the terms of Section 6.9(c), hold separate any assets or businesses, or, subject to the terms of Section 6.9(c), otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Company’s businesses, product lines or assets.
          (c) In connection with and without limiting anything in this Agreement, as soon as practicable after the date hereof, Parent and the Company shall prepare, prefile and file with CFIUS a joint voluntary notice of the transactions contemplated hereby pursuant to Exon-Florio. Parent and the Company shall each, to their fullest ability, provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. Subject to the terms and conditions set forth in this Section 6.9(c), Parent and the Company, in cooperation with each other, shall each use reasonable best efforts to take all steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable and to make any and all commercially reasonable undertakings necessary to obtain a written notification issued by CFIUS that it has concluded its review (or, if CFIUS deems a forty-five (45) day investigation necessary, its investigation) and determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event, with the consummation of the Merger to occur no later than the Termination Date). In addition, as soon as practicable after the date hereof, the Company shall prepare and submit to the DSS of the United States Department of Defense (“DoD”) and, to the extent applicable, any other agency of the United States Government, notification of the transactions contemplated hereby pursuant to the NISPOM and any other applicable national or industrial security regulations, and the Company shall fully cooperate with Parent in requesting from DSS approval to operate the business of the Company, located in Arlington, Virginia, pursuant to a FOCI mitigation arrangement in accordance with the NISPOM and the remainder of the Company’s business free of any such NISPOM mitigation arrangement. Such cooperation by the Company shall include using its reasonable best efforts to novate or terminate each 6.9(a)(1) Contract. The Company, Parent, and Merger Sub each agrees to take any and all commercially reasonable steps, including agreeing to actions, restrictions or conditions proposed by CFIUS or any other agency or branch of the U.S. Government, including the DoD, as a condition to obtaining CFIUS and DoD approval for the transactions contemplated hereby on the terms above.
          (d) The Company and its Board of Directors shall (i) use their commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to the transactions contemplated by this Agreement, use their commercially reasonable efforts to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement.
     Section 6.10 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than consummating the Merger pursuant to this Agreement.
     Section 6.11 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations in accordance with the provisions of this Agreement.

     Section 6.12 Certain Tax Matters. During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall (a) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice, (b) pay all Taxes due and payable in respect of such Tax Returns, (c) accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date and (d) promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit that is or becomes pending against or with respect to the Post-Sale Company in respect of Taxes or Tax Returns and not settle or compromise any such matter without Parent’s consent (which will not be unreasonably withheld, delayed or conditioned).
     Section 6.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
     Section 6.14 Section 16 Matters. Prior to the Closing, the Company shall use reasonable efforts to cause any dispositions of the Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.15 Voting of Shares. Parent shall vote (or cause to be voted) all Shares beneficially owned by any Parent Company in favor of approval of the Merger at the Company Special Meeting.
     Section 6.16 Convertible Notes. The Company shall comply with its obligations and duties in connection with the transactions contemplated by this Agreement under the terms of the Indenture, dated as of May 17, 2007 (the “Notes Indenture”), between the Company and The Bank of New York, as trustee, including (A) the delivery of notice to each Note Holder of the right to convert the Convertible Notes into Company Shares (the “Conversion Right”), (B) the execution of a supplemental indenture to the Convertible Notes, if necessary, (C) the issuances of a notice in a newspaper of general circulation in the City of New York or the publishing of notice on the website of the Company (or such other public medium as the Company may use) announcing the Conversion Right and (D) delivery of an Officers’ Certificate and Opinion of Counsel (as such terms are defined in the Indenture).
     Section 6.17 Intel Business Cash and Indebtedness.
          (a) Subject to Section 6.12 of the Intel Purchase Agreement, immediately prior to the Intel Closing, the Company shall cause any cash and cash equivalents (as determined in accordance with GAAP) in the Transferred Intel Companies to be transferred by dividend or otherwise to the Company or its Subsidiaries (other than the Intel Companies).

          (b) At or prior to the Intel Closing, in accordance with Section 6.12(b) of the Intel Purchase Agreement, (1) the Company shall cause to be terminated, paid in full or otherwise discharged all liabilities of the Transferred Intel Companies in respect of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures or similar instruments, (iii) letters of credit or similar facilities and (iv) payments under interest rate or foreign currency swap or similar arrangements, and (2) the Company shall cause all Liens against the Transferred Shares (as defined in the Intel Purchase Agreement) or any assets of the Transferred Intel Companies securing any indebtedness to be terminated and released.
          (c) The Company shall cause any cash and cash equivalents received by the Company as proceeds in the Intel Transaction at the Intel Closing to be used first to satisfy obligations in respect of indebtedness and any excess shall be used for working capital.
          (d) Except as expressly contemplated by this Agreement or the Intel Purchase Agreement, the Company shall, and shall cause the Intel Companies to, during the period beginning on the date hereof through the Intel Closing, manage the working capital of the Intel Business (other than the business of Patriot), including the collection of receivables or the payment of payables prior to the Intel Closing, in the ordinary course of business consistent with past practices.
     Section 6.18 Intel Purchase Agreement; Intel Transaction Matters.
          (a) To the extent requested by the Company, Parent and Merger Sub shall cooperate with the Company in causing the consummation of the Intel Transaction and the Closing contemplated by this Agreement to occur and be effected on the same date, with the Intel Closing to precede the Closing, in each case, on the terms and subject to the conditions set forth in this Agreement and the Intel Purchase Agreement. Subject to the last sentence of Section 6.4(c), without the prior written consent of the other party, prior to the Effective Time each of Parent and the Company shall not, and shall cause its respective Affiliates not to, enter into any agreement, arrangement or understanding (other than as provided in this Agreement and the Intel Purchase Agreement) with Intel Buyer or its Affiliates with respect to the Transactions.
          (b) Without the prior written consent of Parent, the Company shall not (i) amend, modify or waive any provision of the Intel Purchase Agreement in a manner that materially and adversely affects Parent’s rights and obligations; it being understood and agreed that any amendment, modification or waiver which (A) decreases the price paid by the Intel Buyer for the Intel Business, (B) materially increases the conditionality of the closing of the Intel Transaction (including with respect to the related acquisition financing, if any), (C) increases the potential liability of such transaction to Parent or the Post-Sale Company (including through a modification to Section 9.2 or 9.3 of the Intel Purchase Agreement) or (D) amends, modifies or waives Section 6.10, Annex A, 6.12, 6.16 or 6.17 of the Intel Purchase Agreement or materially amends or modifies Section 2.3 of the Intel Purchase Agreement, in each case, shall be deemed, without exclusion of other amendments, modifications or waivers, to materially and adversely affect Parent’s rights and obligations, or (ii) terminate the Intel Purchase Agreement by the mutual written agreement of the Company and Intel Buyer. Subject to the foregoing, the Company shall deliver promptly to Parent copies of all amendments, modifications and waivers to the Intel Purchase Agreement.

          (c) Except as otherwise prohibited by Law, the Company shall, as promptly as practicable, deliver to Parent copies of all material notices and other material written communications delivered pursuant to the Intel Purchase Agreement and shall provide Parent reasonably prompt notice of any material developments relating to consummation of the transactions pursuant to the Intel Purchase Agreement.
          (d) The Company shall comply in all material respects with its material obligations under the Intel Purchase Agreement, to the extent not waived by the Intel Buyer.
     Section 6.19 Conversion Transactions. From and after the date hereof, the Company shall cooperate with Parent in good faith to assist Parent in identifying direct or indirect domestic corporate Subsidiaries of the Company, other than the Intel Companies, that can be converted into domestic limited liability companies without requiring novation, third party consents or otherwise adversely impacting customer relationships (“Conversion-Eligible Subsidiaries”). Upon written request of Parent delivered within the later of (i) sixty (60) days after the date hereof or (ii) ten (10) days after obtaining the necessary information, to the extent such information reasonably is available and in accordance with Section 6.3, that is reasonably required for Parent to determine whether it is advantageous to it from a U.S. federal income tax perspective to convert any of the Conversion-Eligible Subsidiaries into a limited liability company, the Company shall use commercially reasonable efforts to convert the Conversion-Eligible Subsidiaries specified in such request to limited liability companies, provided, that Parent shall be liable for the payment of any and all costs or expenses related to the conversion of the Conversion-Eligible Subsidiaries into limited liability companies, and shall remit such payment to the Company prior to any such conversion. In no event shall the Company be required to effect any such conversion prior to one day before the Effective Time. In the event that a conversion is effected, the Company shall, and shall cause its Subsidiaries to, refrain from making any election under Treasury Regulation Section 301.7701-3 to treat the resulting domestic limited liability company as an association taxable as a corporation.
     Section 6.20 Basis Study. At Parent’s written request, and subject to Parent’s approval of the engagement letter and the scope of work, the Company shall engage an accounting firm (the “Basis Study Firm”) to perform a tax basis study with respect to the stock of one or more of the Company’s direct or indirect Subsidiaries that are “controlled foreign corporations” for U.S. federal income tax purposes. The information that the Company and its Subsidiaries shall be required to provide to the Basis Study Firm shall be governed by Section 6.3, and solely for purposes of the application of Section 6.3 to the provision of information to the Basis Study Firm, the Basis Study Firm shall be deemed to be a “Representative” of Parent. The Basis Study Firm shall be directed to provide its final report, and any interim drafts of such report, to each of the Company and Parent. Parent shall pay the costs, fees and expenses of the Basis Study Firm under the terms of the engagement contemplated by this Section 6.20. The engagement letter with the Basis Study Firm shall not impose any completion date on the Company that is related to the Basis Study Firm’s work thereunder, and in no event shall the Closing be impeded or delayed as a result of the timing of the completion of the Basis Study Firm’s work thereunder.

ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to the Obligations of Each Party to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions at or prior to the Closing:
          (a) The Company Stockholder Approval shall have been obtained; provided that Parent and Merger Sub shall, and shall cause any other Parent Company to, vote all Shares held by them in favor of the approval of this Agreement;
          (b) No Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued or entered any injunction, Law, judgment, order, decree or ruling (collectively, “Restraints”) which is then in effect and which seeks or has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn, and no Laws shall be in effect enjoining or prohibiting consummation of the Merger or making consummation of the Merger illegal;
          (c) Any waiting period (and extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;
          (d) Written confirmation by CFIUS of the completion of the review, and if applicable, investigation process, under Exon-Florio and CFIUS’s determination that there are no unresolved national security concerns with respect to the Transactions shall have been received by Parent and the Company; and
          (e) Thirty-five (35) Scheduled Trading Days (as defined in the Notes Indenture) shall have elapsed from the date the Company (A) delivers notice to each holder of the Convertible Notes (each, a “Note Holder”) of the right of the Note Holders to convert the Convertible Notes into Shares and (B) publishes such notice in a newspaper of general circulation in The City of New York or on the Company’s website.
     Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent and Merger Sub, if permissible under applicable Law) of the following conditions at or prior to the Closing:
          (a) (i) Each representation or warranty of the Company contained in Sections 4.2(a), 4.3(a), 4.3(b), 4.23, 4.25, 4.26 and 4.27 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), (ii) each representation and warranty of the Company contained in Sections 4.2(b) and 4.28 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing and (iii) the representations and warranties of the Company contained in any other section of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not constitute a Company Material Adverse Effect;
          (b) The Company shall have performed in all material respects all of its material obligations under this Agreement to be performed by it at or prior to the Closing;
          (c) Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied;
          (d) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;
          (e) The Company shall have received at least $295,833,000 in purchase price by reason of the occurrence of the Intel Closing;
          (f) Completion of novation, assignment, termination, or expiration (and receipt of written notice from the Company thereof) of all 6.9(a)(1) Contracts and all contracts listed in Section 6.9(a)(2) of the Company Disclosure Schedule; and
          (g) Since the date of this Agreement, no Contracts, assets (other than cash and cash equivalents as expressly permitted in the Intel Agreement) or liabilities primarily relating to the Intel Business or the Intel Companies shall have been assigned or novated (or otherwise transferred) to the Company or any of its Subsidiaries (other than the Intel Companies).
     Section 7.3 Additional Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) of the following conditions at or prior to the Closing:
          (a) (i) Each representation or warranty of Parent and Merger Sub contained in Sections 5.2, 5.4, 5.7 and 5.11 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period) and (ii) the representations and warranties of Parent and Merger Sub contained in any other section of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect; and
          (b) Parent and Merger Sub shall have performed in all material respects all of their material obligations under this Agreement to be performed by each of them at or prior to the Closing.
     Section 7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.9.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned as follows:
          (a) at any time, by the mutual written agreement of the Company and Parent;
          (b) by either the Company or Parent:
          (i) if the Merger has not been consummated on or prior to the nine (9) month anniversary of the date hereof (the “Termination Date”) by delivering written notice to the other party no earlier than five (5) Business Days following such nine (9) month anniversary; provided, however, that if, as of the Termination Date, (A) any of the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c), Section 7.1(d) or Section 7.2(f) have not been satisfied or waived, but all other conditions to the Merger have been satisfied or waived (other than (1) those conditions which by their nature can only be satisfied at or immediately prior to the Effective Time, which conditions would be satisfied if the Closing Date were the Termination Date, or (2) the condition in Section 7.2(e) to the extent that the failure of such condition to be satisfied is the result of the failure of any of the conditions set forth in Section 7.1 of the Intel Purchase Agreement) or (B) the Company has delivered to Parent a Substitution Exercise Notice pursuant to Section 8.3, then either the Company or Parent, in such party’s sole discretion, may extend the Termination Date for up to three (3) additional months by delivering written notice to the other party at any time prior to the date that is five (5) Business Days after the date which is nine (9) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date;
          (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued a Restraint permanently enjoining or otherwise prohibiting the consummation of the Merger and such Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such order, decree, ruling or action, and provided, further, that the party seeking to terminate this Agreement under this Section 8.1(b)(ii) shall have used reasonable best efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof to the extent required to do so by the terms of this Agreement;
          (iii) if the Intel Purchase Agreement has been terminated in accordance with its terms; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Parent until the date that is five (5) Business Days after the date that the Intel Purchase Agreement is terminated in accordance with its terms; provided, further, that, the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Parent in the event that the Company delivers a Substitution Exercise Notice to Parent prior to the date that is five (5) Business Days after the date that the Intel Purchase Agreement is terminated in accordance with its terms;
          (iv) if the Intel Purchase Agreement has been terminated in accordance with its terms and the Company has entered into a Substitute Intel Agreement pursuant to Section 8.3; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) must be exercised by Parent by written notice to the Company within three (3) Business Days of Parent’s receipt of notice that the Substitute Intel Agreement has been executed; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Parent if the Substitute Intel Buyer and Substitute Intel Agreement would not reasonably be expected to materially and adversely affect Parent’s rights or obligations (as compared with the Intel Buyer and Intel Purchase Agreement), taking into account all relevant factors, including the terms and conditions of the Substitute Intel Agreement and the financial position of the Substitute Intel Buyer (the “Substitute Determination”); provided that the Company and Parent agree that it would not be unreasonable for Parent to exercise its termination right pursuant to this Section 8.1(b)(iv) if (A) the purchase price in such Substitute Intel Agreement is less than the Purchase Price (as defined in the Intel Purchase Agreement), (B) there was materially increased conditionality imposed on the Transactions (including by reason of the identity and nature of the Substitute Intel Buyer and/or its financing arrangements), including the Intel Transaction, (C) there is an increase in the potential liability to Parent or the Post-Sale Company pursuant to the Substitute Intel Agreement from the Intel Purchase Agreement (including through failure to replicate Section 9.2 or 9.3 of the Intel Purchase Agreement) or (D) there are one or more failures to replicate

Section 2.3, 6.10, 6.12, 6.16 or 6.17 of the Intel Purchase Agreement which failure is materially adverse to Parent or the Post-Sale Company;
          (v) if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(v) shall not be available to the Company if it has failed to comply in all material respects with its obligations under Sections 6.4 and 6.8; or
          (c) by the Company if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) has not been waived by the Company and is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within forty-five (45) days following receipt of a written notice of such breach from the Company; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if it has materially breached any of its material obligations under this Agreement; or
          (d) by Parent:
          (i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (B) has not been waived by Parent and is incapable of being cured, or is not cured, by the Company within forty-five (45) days following receipt of a written notice of such breach from Parent; provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub has materially breached any of their material obligations under this Agreement; or
          (ii) if (A) a Change in Recommendation shall have occurred, (B) the Company shall have breached its obligations under this Agreement by reason of a failure to call the Company Special Meeting or a failure to prepare and mail to its stockholders the Proxy Statement in all material respects in accordance with Section 6.8, (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or (D) the Company shall have violated or breached in any material respect any of its material obligations under Section 6.4.
     Section 8.2 Effect of Termination.
          (a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or such party’s Affiliates or its or their directors, officers, employees, Representatives or stockholders) to the other parties hereto other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX, provided, however, that no party shall be relieved or released from any liabilities or damages (i) arising out of any breach of its obligations under this Agreement or (ii) fraud by either party or any breach by Parent or Merger Sub of the representations and warranties in Section 5.6 (Sufficient Funds). Neither the preceding sentence nor any other provision of this Agreement shall limit the right of any party to seek damages based on what such party believes to be an appropriate theory of damages, including on whose behalf such damages may be sought.
          (b) If (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) prior to the Company Special Meeting or (ii) (A) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) or by either Parent or the Company pursuant to Section 8.1(b)(i) (only if at such time Parent would not be prohibited from terminating this Agreement by application of the proviso of Section 8.1(b)(i)) or Section 8.1(b)(v), (B) after the date hereof (but prior to the Company Special Meeting in the case of a termination pursuant to Section 8.1(b)(v)), an Acquisition Proposal has been publicly announced and (C) within nine (9) months after such termination, the Company enters into a definitive agreement with respect to, or consummates an Acquisition Proposal, then, in such event, the Company shall pay to Parent a termination fee of $25,000,000 in cash (the “Company Termination Fee”) minus any amounts paid by the Company to Parent pursuant to Section 8.2(d), (x) concurrently with any termination of this Agreement (in the case of a payment required by clause (i) above) or (y) on the date of consummation of the transaction referred to in clause (ii)(C) (in the case of a payment required by clause (ii) above). For purposes of clause (ii)(C) of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that the references to “twenty percent (20%)” therein shall be deemed to be references to “fifty percent (50%)”. Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) (X) on more than one (1) occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(b)(ii) or Section 8.1(c). The parties agree that the payment of the Company Termination Fee (minus any amounts paid by the Company to Parent pursuant to Section 8.2(d)) shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee (minus any amounts paid by the Company to Parent pursuant to Section 8.2(d)), the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub hereunder.
          (c) If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) (to the extent related to regulatory approvals) and, at the time of such termination, any of the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c) or Section 7.1(d) have not been satisfied or waived, and all other conditions to the Merger (including the condition set forth in Section 7.2(f)) (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the date of termination) have been satisfied or waived, then, in such event, Parent shall pay to the Company the Parent Termination Fee, concurrently with any termination of this Agreement. Notwithstanding the foregoing, in no event shall Parent be required to pay the fee referred to in this Section 8.2(c) (X) on more than one (1) occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by Parent pursuant to Section 8.1(d)(i). The parties agree that the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Parent Termination Fee, Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Company hereunder.
          (d) If this Agreement is terminated by (x) the Company or Parent pursuant to Section 8.1(b)(i) and at the time of such termination, the conditions to the Merger set forth in Section 7.1(b) (to the extent related to regulatory approvals), Section 7.1(c) and Section 7.1(d) have been satisfied or (y) Parent or the Company pursuant to Section 8.1(b)(iv) or (z) Parent pursuant to Section 8.1(b)(iii), and in each case, no Company Termination Fee is payable in respect thereof pursuant to Section 8.2(b) at the time of such termination, then the Company shall pay to Parent, within five (5) Business Days after the Company’s receipt of Parent’s demand therefor, an amount equal to the Parent Expenses (as defined below). The parties agree that, subject to the Company’s obligation to pay to Parent the Company Termination Fee (minus the amount of Parent Expenses previously actually paid to Parent pursuant to the preceding sentence) if the Company Termination Fee becomes payable pursuant to Section 8.2(b), the payment of the Parent Expenses shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Parent Expenses, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub hereunder. “Parent Expenses” shall mean all documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and investment bankers) up to an aggregate amount of $12,500,000 incurred by or on behalf of Parent or its Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the filing of any required notices under (i) applicable U.S. or foreign antitrust or competition Laws or other regulations or (ii) Exon-Florio or NISPOM.
          (e) The payments contemplated by Section 8.2(b), Section 8.2(c) and Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by Parent and the Company, respectively, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.
     Section 8.3 Certain Substitution Rights. If, at any time prior to the date that is five (5) Business Days after termination of the Intel Purchase Agreement, the Company notifies Parent in writing that the Company is exercising its rights under this Section 8.3 (a “Substitution Exercise Notice”):
          (a) The Company may initiate, solicit and encourage the making of a proposal or offer from, engage in negotiations or discussions with, and furnish any material nonpublic information to, any Person with respect to the potential acquisition by such Person, directly or indirectly, in one transaction or a series of transactions, of the Intel Business (a “Substitute Intel Transaction”).
          (b) If requested by the Company, Parent shall reasonably cooperate with the Company in connection with any discussions and negotiations in respect of any potential Substitute Intel Transaction.

          (c) The Company shall promptly advise Parent orally or in writing of any negotiations or discussions with any Person (a “Substitute Intel Buyer”) with respect to a potential Substitute Intel Transaction, the material terms and conditions of any such Substitute Intel Transaction and the identity of the Substitute Intel Buyer. The Company shall (i) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such negotiations or discussions and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all material written correspondence relating to any such Substitute Intel Transaction exchanged between the Company or any of its Subsidiaries, on the one hand, and the Substitute Intel Buyer, on the other hand.
          (d) In the event that, following delivery of the Substitution Exercise Notice, the Company determines to enter into an agreement or agreements (a “Substitute Intel Agreement”) with a Substitute Intel Buyer providing for a Substitute Intel Transaction (the “Failed Intel Buyer Substitution Right”), the Company shall, no later than four (4) Business Days prior to entry into such Substitute Intel Agreement, deliver written notice (the “Failed Buyer Substitution Notice”) to Parent of the Company’s intention to exercise the Failed Intel Buyer Substitution Right, which notice shall include (i) a substantially final draft of the Substitute Intel Agreement and (ii) a statement by the Company as to the Substitute Determination; it being agreed that Parent shall be deemed to accept the Substitute Determination unless Parent provides written notice of disagreement to the Company within three (3) Business Days of Parent’s receipt of the Failed Buyer Substitution Notice. The Company shall notify Parent in writing within two (2) Business Days following execution of the Substitute Intel Agreement.
          (e) For all purposes of this Agreement, upon execution and delivery of the Substitute Intel Agreement, all references herein to the “Intel Transaction,” “Intel Purchase Agreement,” and “Intel Buyer” shall become references to the Substitute Intel Transaction, Substitute Intel Agreement and Substitute Intel Buyer, respectively.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment and Modification. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment (other than a termination of this Agreement in accordance with the provisions hereof) shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.
     Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing Date.

     Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission, addressed as follows:
(a)	if to Parent or Merger Sub, to:

Safran SA 2, boulevard du General Martial-Valin 75724 Paris Cedex 15 — France Facsimile: +33 1 40 60 81 03 Attention: Celeste Thomasson, Vice President Legal Affairs

with a copy to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Facsimile: (212) 310-8007 Attention: Frederick S. Green and Raymond O. Gietz

and

Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Facsimile: (212) 836-8689 Attention: Fred H. Marcusa

(b)	if to the Company, to:

L-1 Identity Solutions, Inc. 177 Broad Street, 12th Floor Stamford, Connecticut 06901 Facsimile: (203) 504-1140 Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Facsimile: (212) 735-2000 Attention: Peter Allan Atkins and Eric L. Cochran
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.
     Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, if it is reasonably apparent that such disclosure relates to one or more or all of such Sections. The inclusion of any item in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
     Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein), the Confidentiality Agreement and, when referenced herein, the Intel Purchase Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties and Company Indemnified Parties (with respect to Section 6.7 from and after the Effective Time) and (B) the Company’s stockholders and holders of Company Options, Restricted Stock Awards, Company Deferred Stock Units and Company Warrants (with respect to their rights under Article III of this Agreement from and after the Effective Time) are third-party beneficiaries. Notwithstanding the foregoing, the first sentence of paragraph 3 of the Co-Buyer Disclosure Agreement (which amends the Confidentiality Agreement) shall be superseded by this Agreement.
     Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void,

unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware and (d) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     Section 9.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     Section 9.12 Specific Performance. Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.
     Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 9.14 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, provided that Parent shall pay all costs and expenses in connection with the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated by this Agreement and the notice to CFIUS of the transactions contemplated by this Agreement pursuant to Exon-Florio. Other than Taxes imposed upon a holder of Shares, Company Options, Restricted Stock Awards, Company Deferred Stock Units or Company Warrants, Parent shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees). For the avoidance of doubt, none of Parent, Merger Sub or the Company shall be responsible for the payment of income Taxes imposed upon a holder of Shares which result from the transactions contemplated herein.

     Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

L-1 IDENTITY SOLUTIONS, INC.
By:	/s/ Robert V. LaPenta
	Name:	Robert V. LaPenta
	Title:	Chairman of the Board, President and Chief Executive Officer

SAFRAN SA
By:	/s/ Jean-Paul Herteman
	Name:	Jean-Paul Herteman
	Title:	Chief Executive Officer

LASER ACQUISITION SUB INC.
By:	/s/ Jean-Pierre Cojan
	Name:	Jean-Pierre Cojan
	Title:	President, Secretary and Treasurer

Annex A
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Exhibit B
CERTIFICATE OF INCORPORATION
OF
L-1 IDENTITY SOLUTIONS, INC.
     FIRST: The name of the corporation is L-1 Identity Solutions, Inc. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $0.01. Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     (b) Any repeal or modification of this Article Sixth (i) by the stockholders of the Corporation or (ii) by an amendment to the General Corporation Law of the State of Delaware shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.
     SEVENTH: The Corporation shall, to the maximum extent permitted from time to time under Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended from time to time, indemnify and upon request, so long as in accordance with the provisions of said Section 145 and this Certificate of Incorporation and the Bylaws, shall advance expenses to, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representative of such person.
     EIGHTH: The Corporation expressly elects in this, its original Certificate of Incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
     NINTH: No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter approved by stockholders. Whenever any vote of the holders of capital stock is required, and in addition to any other vote of holders of capital stock that is required by law, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of capital stock with respect to such repeal, alteration or amendment, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to repeal, alter or amend any provision of, or adopt any provisions inconsistent with, any provision of this Article Ninth, Article Sixth or Article Seventh.
* * * * *

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Exhibit C
BYLAWS
OF
L-1 IDENTITY SOLUTIONS, INC.
(a Delaware corporation)
ARTICLE I
Stockholders
     SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.
     SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order.
     SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.
     SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
     SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.
     SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.
     SECTION 7. Voting; Proxies; Required Vote.
     (a) At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
     (b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation.

2

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
     (c) At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy.
     SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.
ARTICLE II
Board of Directors
     SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.
     SECTION 2. Qualification; Number; Term; Remuneration.
     (a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be at least one (1), or such larger number as may be fixed from time to time by action of the stockholders or Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

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     (b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.
     (c) Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service. Members of special or standing committees may be allowed like compensation for attending committee meetings.
     SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.
     SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.
     SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.
     SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President, Secretary or by a majority of the directors then in office.
     SECTION 8. Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two days before the special meeting, or by telephoning, faxing or emailing the same or by delivering the same personally prior to the meeting.

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     SECTION 9. Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.
     SECTION 10. Resignation. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.
     SECTION 11. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.
     SECTION 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing is (or writings are) filed with the minutes of proceedings of the Board of Directors.
ARTICLE III
Committees
     SECTION 1. Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.
     SECTION 2. Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

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     SECTION 3. Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.
     SECTION 4. Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.
ARTICLE IV
Officers
     SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such other officers as the Board may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.
     SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.
     SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board.
     SECTION 4. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.
     SECTION 5. President. The President shall be the principal executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the Corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in

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Section 1 of this Article IV; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.
     SECTION 6. Vice-President. Any Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.
     SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.
     SECTION 8. Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.
     SECTION 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.
     SECTION 10. Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.
ARTICLE V
Books and Records
     SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.
     SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.
     SECTION 3. Fixing Date for Determination of Stockholders of Record.
     (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not

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precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this Article V, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
     (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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ARTICLE VI
Certificates Representing Stock
     SECTION 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.
     SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.
     SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.
     The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.
     SECTION 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the

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Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
ARTICLE VII
Dividends
     Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE VIII
Ratification
     Any transaction, questioned in any law suit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.
ARTICLE IX
Corporate Seal
     The Corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document,

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by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.
ARTICLE X
Fiscal Year
     The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.
ARTICLE XI
Waiver of Notice
     Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.
ARTICLE XII
Bank Accounts, Drafts, Contracts, Etc.
     SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.
     SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.
     SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise

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on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.
     SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.
ARTICLE XIII
Indemnification
     The Corporation shall, to the fullest extent permitted by and in accordance with Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The Corporation may, in the discretion of the Board of Directors, indemnify to the fullest extent permitted by and in accordance with Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, any other employee or agent of the Corporation (i.e., an employee or agent who is not a director, officer or trustee of the Corporation) which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office or position, (ii) shall continue as to a person who has ceased to be a director, officer, trustee, or other employee or agent and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation’s obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.
     To assure indemnification under this Article of all such persons who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the Corporation which is governed by the Act of Congress entitled

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“Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines”; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.
ARTICLE XIV
Amendments
     The Board of Directors shall have power to adopt, amend or repeal Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.
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